Consent of Independent Registered Public Accounting Firm
The Board of Directors
HomeStreet, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-182171 on Form S-8 of HomeStreet, Inc and subsidiaries (the Company) of our report dated March 15, 2013, with respect to the consolidated statements of financial condition of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of the Company.
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(signed) KPMG LLP
Seattle, Washington
March 15, 2013